EXHIBIT 24.1
POWER OF ATTORNEY
     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints each of Freya Brier and Robert B. Dimond his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to a registration statement on Form S-8 covering 200,000 shares of common stock of Wild Oats Markets, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Perry D. Odak Perry D. Odak	Chief Executive Officer and Director (Principal Executive Officer)	April 19, 2006
/s/ Robert B. Dimond Robert B. Dimond	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2006
/s/ Robert G. Miller Robert G. Miller	Chairman of the Board	April 19, 2006
Stacey Bell	Director
/s/ David M. Chamberlain David M. Chamberlain	Director	April 19, 2006
/s/ Brian K. Devine Brian K. Devine	Director	April 18, 2006
/s/ David Gallitano David Gallitano	Director	April 18, 2006
/s/ Mark A. Retzloff Mark A. Retzloff	Director	April 19, 2006
/s/ John A. Shields John A. Shields	Director	April 18, 2006